Exhibit 99.1
AdvanSix.com
News Release

ADVANSIX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

4Q18 Sales of $387 million, up 4% versus prior year

4Q18 Cash Flow from Operations of $46 million, up 26% versus prior year

4Q18 Earnings Per Share of $0.68

Board of Directors authorizes additional $75 million share repurchase program

Parsippany, N.J., February 22, 2019 - AdvanSix (NYSE: ASIX) today announced its financial results for the fourth quarter and full year ending December 31, 2018. The Company generated strong results across a number of measures in the quarter, including sales volume, income and operating cash flow.

Fourth Quarter 2018 Highlights
•Sales up 4% versus prior year, including 5% higher volume, 3% favorable impact of market-based pricing, and 4% lower raw material pass-through pricing
•Net Income of $20.8 million, a decrease of $51.6 million versus the prior year; 4Q17 results include an approximately $53 million one-time net tax benefit primarily related to re-measurement of net deferred tax liability at a lower corporate tax rate
•EBITDA of $42.8 million, an increase of $4.0 million versus the prior year; 4Q18 results include a $6 million charge to bad debt expense and a $2.9 million benefit from business interruption insurance advances related to the 1Q18 weather event claim
•Cash Flow from Operations of $45.7 million, an increase of $9.5 million versus the prior year
•Free Cash Flow of $9.1 million, a decrease of $7.8 million versus the prior year
•Repurchased 646,467 shares for approximately $18 million in 4Q18; Repurchased 1,191,749 shares for approximately $38 million in FY18

Summary fourth quarter 2018 financial results for the Company are included below:
Fourth Quarter 2018 Results

($ in Thousands, Except Earnings Per Share)	4Q 2018	4Q 2017
Sales	$386,634	$370,389
Net Income	20,761	72,366
Earnings Per Share (Diluted)	$0.68	$2.31
EBITDA (1)	42,762	38,770
EBITDA Margin % (1)	11.1%	10.5%
Cash Flow from Operations	45,650	36,136
Free Cash Flow (1)(2)	9,085	16,904
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

“AdvanSix delivered a strong fourth quarter to close out a dynamic year. 2018 began with a significant weather event, which the organization successfully managed through, demonstrating our resiliency and ability to perform in any environment. Throughout the year, we maintained our focus on safe and stable operations, captured the benefit of improved market-based pricing, and generated higher free cash flow. We initiated two high-return capital projects in 2018 driving future growth and cost saving benefits for sustained long-term performance," said Erin Kane, president and CEO of AdvanSix. "Further, our additional $75 million repurchase authorization reflects confidence in ongoing cash flow performance and provides us with flexibility as we continue to mature our capital allocation strategy."

Sales of $386.6 million in the quarter increased approximately 4% versus the prior year. Sales volume increased approximately 5% versus the prior year primarily due to high utilization rates at our manufacturing sites and the unfavorable impact of a planned plant turnaround in the fourth quarter of 2017. Pricing overall decreased 1% versus the prior year, including a 4% unfavorable impact from raw material pass-through pricing following cost decreases in benzene and propylene (inputs to cumene which is a key feedstock to our products). Market-based pricing was favorable by 3% compared to the prior year reflecting improved industry supply and demand dynamics in our ammonium sulfate, nylon, and caprolactam product lines, partially offset by softness in chemical intermediates due to the lengthening of acetone supply globally.

Sales by product line represented the following approximate percentage of our total sales:

	4Q 2018	4Q 2017	FY 2018	FY 2017
Nylon	27%	28%	28%	29%
Caprolactam	21%	20%	19%	19%
Ammonium Sulfate Fertilizer	21%	16%	20%	19%
Chemical Intermediates	31%	36%	33%	33%

EBITDA of $42.8 million in the quarter increased $4.0 million versus the prior year primarily due to the unfavorable impact of the planned plant turnaround in the fourth quarter of 2017 (approximately $20 million) and the benefit of higher market-based pricing, partially offset by increased manufacturing costs, a $6 million charge to bad debt expense related to a Brazilian fertilizer customer filing for judicial reorganization and a prior year $4.4 million non-cash LIFO inventory reserve adjustment. Fourth quarter 2018 results included an approximately $2.9 million benefit from business interruption insurance advances related to the 1Q18 weather event claim.

Earnings per share of $0.68 in the quarter decreased versus $2.31 in the prior year period. Fourth quarter 2017 results included an approximately $1.71 per share one-time net tax benefit primarily related to re-measurement of net deferred tax liability at a lower corporate tax rate.

Cash flow from operations of $45.7 million in the quarter increased $9.5 million versus the prior year primarily due to the favorable impact of changes in working capital and the one-time net tax benefit discussed above driving a decline in net income and offsetting increase in deferred taxes. Capital expenditures of $36.6 million in the quarter increased $17.3 million versus the prior year primarily due to an increase in spend on growth and cost savings projects.

Summary full year 2018 financial results for the Company are included below:
Full Year 2018 Results

($ in Thousands, Except Earnings Per Share)	FY 2018	FY 2017
Sales	$1,514,984	$1,475,194
Net Income	66,244	146,699
Earnings Per Share (Diluted)	$2.14	$4.72
EBITDA (1)	146,493	200,803
EBITDA Margin % (1)	9.7%	13.6%
Cash Flow from Operations	173,385	134,607
Free Cash Flow (1)(2)	64,170	48,169
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

Full Year 2018 Highlights
•Sales up approximately 3% versus prior year, including 3% higher raw material pass-through pricing, 2% favorable impact of market-based pricing, and 2% lower volume
•EBITDA of $146.5 million, a decrease of $54.3 million versus the prior year; 1Q18 weather-related event resulted in an approximately $30 million unfavorable impact to pre-tax income
•Net Income of $66.2 million, a decrease of $80.5 million versus the prior year driven by the factors discussed above and an approximately $53 million one-time net tax benefit in the prior year primarily related to re-measurement of net deferred tax liability at a lower corporate tax rate
•Cash Flow from Operations of $173.4 million, an increase of $38.8 million versus the prior year
•Free Cash Flow of $64.2 million, an increase of $16.0 million versus the prior year

Outlook
•Expect strong nylon plant utilization rates to continue while navigating through more uncertain near-term auto and building/construction macro environment
•Ammonium sulfate fertilizer prices expected to increase seasonally; Expecting improved nitrogen fertilizer environment to continue through Spring planting season
•Expect challenging acetone industry conditions to continue; Filed antidumping duty petitions covering imports of acetone with the International Trade Commission and U.S. Department of Commerce
•Capital Expenditures expected to be $140 to $150 million for the full year 2019, including high-return growth and cost saving projects and an increase in maintenance spending due to the scope and timing of planned plant turnarounds
•Full year 2019 pre-tax income impact of planned plant turnarounds expected to be $35 to $40 million

“In 2019, we expect improved financial and operational performance. We're optimizing production output and maximizing higher value product mix, and we'll begin to see the benefits of our investments in high-return capital projects in the second half of the year. Despite a more uncertain near-term macro environment and continued softness in North America acetone industry spreads, we expect strong plant utilization rates to continue. We're executing against our focused strategy and remain confident in our ability to deliver long-term value to our shareholders,” added Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (786) 789-4797 (domestic) or (888) 254-3590 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s fourth quarter 2018 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advansix.com. Investors can hear a replay of the conference call from 12 noon ET on February 22 until 12 noon ET on March 1 by dialing (719) 457-0820 (domestic) or (888) 203-1112 (international). The access code is 1606859.

About AdvanSix
AdvanSix is a leading manufacturer of Nylon 6, a polymer resin which is a synthetic material used by our customers to produce engineered plastics, fibers, filaments and films that, in turn, are used in such end-products as automotive and electronic components, carpets, sports apparel, fishing nets and food and industrial packaging. As a result of our backward integration and the configuration of our manufacturing facilities, we also sell caprolactam, ammonium sulfate fertilizer, acetone and other intermediate chemicals, all of which are produced as part of our Nylon 6 integrated manufacturing chain. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words like "expect," "anticipate," "estimate," “outlook”, "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" or other variations or similar terminology. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; our operations requiring substantial capital; risks associated with our indebtedness including with respect to restrictive covenants; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties; cybersecurity and data privacy incidents; failure to maintain effective internal controls; disruptions in transportation and logistics; our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Debra Lewis	Adam Kressel
(973) 526-1767	(973) 526-1700
debra.lewis@advansix.com	adam.kressel@advansix.com

AdvanSix Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$9,808	$55,432
Accounts and other receivables – net	160,266	196,003
Inventories – net	137,182	129,208
Other current assets	3,807	7,130
Total current assets	311,063	387,773

Property, plant and equipment – net	672,210	612,612
Goodwill	15,005	15,005
Other assets	36,348	34,884
Total assets	$1,034,626	$1,050,274

LIABILITIES
Current liabilities:
Accounts payable	$229,508	$227,711
Accrued liabilities	30,448	35,013
Income taxes payable	2,212	1
Deferred income and customer advances	22,556	17,194
Current portion of long-term debt	—	16,875
Total current liabilities	284,724	296,794

Deferred income taxes	103,783	92,276
Line of credit – long-term	200,000	—
Long-term debt	—	248,339
Postretirement benefit obligations	21,080	33,396
Other liabilities	4,701	3,144
Total liabilities	614,288	673,949

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; 200,000,000 shares authorized; 30,555,715 shares issued and 29,345,001 outstanding at December 31, 2018; 30,482,966 shares issued and outstanding at December 31, 2017	306	305
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding at December 31, 2018 and 2017	—	—
Treasury stock at par (1,210,714 shares at December 31, 2018; 0 shares at December 31, 2017)	(12)	—
Additional paid-in capital	234,699	263,081
Retained earnings	187,819	121,985
Accumulated other comprehensive loss	(2,474)	(9,046)
Total stockholders' equity	420,338	376,325
Total liabilities and stockholders' equity	$1,034,626	$1,050,274

AdvanSix Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Sales	$386,634	$370,389	$1,514,984	$1,475,194

Costs, expenses and other:
Costs of goods sold	332,785	325,527	1,340,497	1,248,129
Selling, general and administrative expenses	26,035	18,756	81,224	72,671
Other non-operating expense (income), net	914	2,610	7,495	9,762
Total costs, expenses and other	359,734	346,893	1,429,216	1,330,562

Income before taxes	26,900	23,496	85,768	144,632
Income tax expense (benefit)	6,139	(48,870)	19,524	(2,067)
Net income	$20,761	$72,366	$66,244	$146,699

Earnings per common share
Basic	$0.70	$2.37	$2.20	$4.81
Diluted	$0.68	$2.31	$2.14	$4.72

Weighted average common shares outstanding
Basic	29,567,228	30,482,966	30,172,050	30,482,966
Diluted	30,350,892	31,325,584	30,978,291	31,091,601

AdvanSix Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income	$20,761	$72,366	$66,244	$146,699
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	14,328	12,931	53,233	48,455
Loss on disposal of assets	432	264	1,992	1,500
Deferred income taxes	742	(47,991)	9,558	(7,513)
Stock based compensation	2,625	2,056	10,131	7,742
Accretion of deferred financing fees	106	148	1,802	592
Changes in assets and liabilities:
Accounts and other receivables	(11,166)	(43,495)	35,712	(64,320)
Inventories	(22,156)	(28,734)	(7,974)	(230)
Accounts payable	10,744	42,065	69	8,172
Income taxes payable	2,211	(17)	2,211	(85)
Accrued liabilities	3,592	7,383	(6,111)	9,617
Deferred income and customer advances	20,261	16,393	5,362	(8,373)
Other assets and liabilities	3,170	2,767	1,156	(7,649)
Net cash provided by operating activities	45,650	36,136	173,385	134,607

Cash flows from investing activities:
Expenditures for property, plant and equipment	(36,565)	(19,232)	(109,215)	(86,438)
Other investing activities	(1,320)	(1,422)	(2,976)	(6,809)
Net cash used for investing activities	(37,885)	(20,654)	(112,191)	(93,247)

Cash flows from financing activities:
Payments of long-term debt	—	—	(266,625)	—
Borrowings from line of credit	60,500	—	345,000	308,500
Payments of line of credit	(60,500)	—	(145,000)	(308,500)
Payment of line of credit facility fees	1	—	(1,361)	—
Principal payments of capital leases	(83)	(36)	(308)	(127)
Purchase of treasury shares	(18,081)	—	(38,524)	—
Net cash used for financing activities	(18,163)	(36)	(106,818)	(127)

Net change in cash and cash equivalents	(10,398)	15,446	(45,624)	41,233
Cash and cash equivalents at beginning of period	20,206	39,986	55,432	14,199
Cash and cash equivalents at the end of period	$9,808	$55,432	$9,808	$55,432

Supplemental non-cash investing activities:
Capital expenditures included in accounts payable			$27,258	$25,222

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$45,650	$36,136	$173,385	$134,607
Expenditures for property, plant and equipment	(36,565)	(19,232)	(109,215)	(86,438)
Free cash flow (1)	$9,085	$16,904	$64,170	$48,169

(1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income	$20,761	$72,366	$66,244	$146,699
Interest expense, net	1,534	2,343	7,492	7,716
Income tax expense (benefit)	6,139	(48,870)	19,524	(2,067)
Depreciation and amortization	14,328	12,931	53,233	48,455
EBITDA (2)	$42,762	$38,770	$146,493	$200,803

Sales	$386,634	$370,389	$1,514,984	$1,475,194
EBITDA margin (3)	11.1%	10.5%	9.7%	13.6%

(2) EBITDA is a non-GAAP measure defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3) EBITDA margin is defined as EBITDA divided by Sales

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

Reconciliation of Net Income and Diluted EPS to
Net Income and Diluted EPS Excluding One-Time Net Tax Benefit

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income	$20,761	$72,366	$66,244	$146,699
One-time net tax benefit (4)	—	(53,424)	(1,651)	(53,424)
Net income excluding one-time net tax benefit	$20,761	$18,942	$64,593	$93,275

Diluted EPS	$0.68	$2.31	$2.14	$4.72
One-time net tax benefit (4)	—	(1.71)	(0.05)	(1.72)
Diluted EPS excluding one-time net tax benefit	$0.68	$0.60	$2.09	$3.00

(4) Reflects net tax benefits primarily related to re-measurement of net deferred tax liability at a lower corporate tax rate pursuant to 2017 Tax Act

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

AdvanSix Inc.
Appendix
(Pre-tax income impact, Dollars in millions)

Planned Plant Turnaround Schedule (5)

	1Q	2Q	3Q	4Q	FY
2017	—	~$10	~$4	~$20	~$34
2018	~$2	~$10	~$30	—	~$42
2019E	—	~$5	~$5	$25-$30	$35-$40
2020E	—	X	—	X	In-line with historical averages

(5) Primarily reflects the impact of fixed cost absorption, maintenance expense, and the purchase of feedstocks which are normally manufactured by the Company